Exhibit 99.1
FOR IMMEDIATE RELEASE

O'REILLY AUTOMOTIVE, INC. REPORTS THIRD QUARTER 2015 RESULTS

•	Third quarter comparable store sales increase of 7.9%

•	Record high third quarter operating margin of 20.0%

•	21% increase in third quarter operating profit dollars

Springfield, MO, October 28, 2015 – O'Reilly Automotive, Inc. (the "Company" or "O'Reilly") (Nasdaq: ORLY), a leading retailer in the automotive aftermarket industry, today announced record revenues and earnings for its third quarter ended September 30, 2015.

3rd Quarter Financial Results
Sales for the third quarter ended September 30, 2015, increased $203 million, or 11%, to $2.08 billion from $1.88 billion for the same period one year ago. Gross profit for the third quarter increased to $1.09 billion (or 52.4% of sales) from $968 million (or 51.6% of sales) for the same period one year ago, representing an increase of 13%. Selling, general and administrative expenses ("SG&A") for the third quarter increased to $674 million (or 32.4% of sales) from $624 million (or 33.3% of sales) for the same period one year ago, representing an increase of 8%. Operating income for the third quarter increased to $415 million (or 20.0% of sales) from $344 million (or 18.3% of sales) for the same period one year ago, representing an increase of 21%.

Net income for the third quarter ended September 30, 2015, increased $49 million, or 23%, to $266 million (or 12.8% of sales) from $217 million (or 11.6% of sales) for the same period one year ago. Diluted earnings per common share for the third quarter increased 28% to $2.64 on 101 million shares versus $2.06 on 105 million shares for the same period one year ago.

O’Reilly’s President and CEO, Greg Henslee commented, “We are extremely proud to report another very successful quarter, highlighted by a 7.9% increase in comparable store sales and a record high operating margin of 20.0%. Our industry leading comparable store sales results this quarter represent our 8th consecutive quarter of comparable store sales growth greater than 5%, with an especially robust increase of over 7% in each quarter of this year. This consistently strong performance is the direct result of our Team Members’ commitment to providing excellent customer service every day in all of our stores, and I would like to thank each of our over 72,000 Team Members for their hard work and dedication to our ongoing success.”

Mr. Henslee continued, “Our relentless focus on profitable growth translated our very strong top-line performance into an all-time, record high, operating margin of 20.0%, representing another milestone achievement for O’Reilly. This quarter also represents our 27th consecutive quarter of diluted earnings per share growth greater than 15%, with a 28% increase in third quarter diluted earnings per share to $2.64. Our third quarter earnings per share results included a benefit of approximately $0.11 as the result of the resolution of certain historical tax positions, which was greater than what we would normally expect to realize in the third quarter. While we are pleased to have favorably resolved these issues, this benefit is not representative of our expected tax rate moving forward. Excluding this $0.11 benefit, our third quarter diluted earnings per share increased 23%.”

Year-to-Date Financial Results
Sales for the first nine months of 2015 increased $566 million, or 10%, to $6.02 billion from $5.45 billion for the same period one year ago. Gross profit for the first nine months of 2015 increased to $3.14 billion (or 52.1% of sales) from $2.80 billion (or 51.3% of sales) for the same period one year ago, representing an increase of 12%. SG&A for the first nine months of 2015 increased to $1.98 billion (or 33.0% of sales) from $1.83 billion (or 33.6% of sales) for the same period one year ago, representing an increase of 8%. Operating income for the first nine months of 2015 increased to $1.15 billion (or 19.1% of sales) from $967 million (or 17.7% of sales) for the same period one year ago, representing an increase of 19%.

Net income for the first nine months of 2015 increased $116 million, or 19%, to $713 million (or 11.8% of sales) from $597 million (or 10.9% of sales) for the same period one year ago. Diluted earnings per common share for the first nine months of 2015 increased 25% to $6.98 on 102 million shares versus $5.58 on 107 million shares for the same period one year ago.

Mr. Henslee added, “During the third quarter, we opened 58 net, new stores, which brings our year-to-date store expansion to 157 net, new stores across 34 states, and we are on target to reach our goal of 205 net, new store openings this year. Additionally, I am pleased to announce that in October, we expanded into our 44th state with the opening of two stores in Connecticut. We continue to be very pleased with the performance of our new store openings, staffed with great Teams who provide excellent customer service, and we remain very confident in the long-term drivers for demand in our industry. Based on these factors, we are pleased to announce our plan to increase the number of our new store openings to 210 net, new stores in 2016. We are very proud of our long record of consistently strong and profitable growth, and we remain focused on continuing to provide unsurpassed levels of service to our customers into the future.”

Share Repurchase Program
During the third quarter ended September 30, 2015, the Company repurchased 1.1 million shares of its common stock, at an average price per share of $238.97, for a total investment of $274 million. During the first nine months of 2015, the Company repurchased 3.8 million shares of its common stock, at an average price per share of $224.39, for a total investment of $849 million. Subsequent to the end of the third quarter and through the date of this release, the Company repurchased an additional 0.1 million shares of its common stock, at an average price per share of $247.74, for a total investment of $30 million. The Company has repurchased a total of 50.3 million shares of its common stock under its share repurchase program since the inception of the program in January of 2011 and through the date of this release, at an average price of $101.48, for a total aggregate investment of $5.10 billion. As of the date of this release, the Company had approximately $400 million remaining under its current share repurchase authorization.

3rd Quarter Comparable Store Sales Results
Comparable store sales are calculated based on the change in sales for stores open at least one year and exclude sales of specialty machinery, sales to independent parts stores and sales to Team Members. Comparable store sales increased 7.9% for the third quarter ended September 30, 2015, versus 6.2% for the same period one year ago. Comparable store sales increased 7.4% for the first nine months of 2015, versus 5.9% for the same period one year ago.

4th Quarter and Updated Full-Year 2015 Guidance
The table below outlines the Company's guidance for selected fourth quarter and updated full-year 2015 financial data:

	For the Three Months Ending December 30, 2015	For the Year Ending December 31, 2015
Comparable store sales	3.0% to 5.0%	6.5% to 7.0%
Total revenue		$7.85 billion to $7.95 billion
Gross profit as a percentage of sales		52.0% to 52.2%
Operating income as a percentage of sales		18.6% to 18.9%
Diluted earnings per share (1)	$1.97 to $2.01	$8.97 to $9.01
Capital expenditures		$400 million to $430 million
Free cash flow (2)		$800 million to $850 million

(1)	Weighted-average shares outstanding, assuming dilution, used in the denominator of this calculation, includes share repurchases made by the Company through the date of this release.

(2)	Calculated as net cash provided by operating activities less capital expenditures for the period.

Non-GAAP Information
This release contains certain financial information not derived in accordance with United States generally accepted accounting principles ("GAAP"). These items include adjusted debt to earnings before interest, taxes, depreciation, amortization, share-based compensation and rent ("EBITDAR") and free cash flow. The Company does not, nor does it suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information. The Company believes that the presentation of adjusted debt to EBITDAR and free cash flow provide meaningful supplemental information to both management and investors that is indicative of the Company's core operations. The Company has included a reconciliation of this additional information to the most comparable GAAP measure in the selected financial information below.

Earnings Conference Call Information
The Company will host a conference call on Thursday, October 29, 2015, at 10:00 a.m. central time to discuss its results as well as future expectations. Investors may listen to the conference call live on the Company's website at www.oreillyauto.com by clicking on "Investor Relations" and then "News Room." Interested analysts are invited to join the call. The dial-in number for the call is (847) 585-4405; the conference call identification number is 40850185. A replay of the conference call will be available on the Company's website through October 28, 2016.

About O'Reilly Automotive, Inc.
O'Reilly Automotive, Inc. was founded in 1957 by the O'Reilly family and is one of the largest specialty retailers of automotive aftermarket parts, tools, supplies, equipment and accessories in the United States, serving both the do-it-yourself and professional service provider markets. Visit the Company's website at www.oreillyauto.com for additional information about O'Reilly, including access to online shopping and current promotions, store locations, hours and services, employment opportunities and other programs. As of September 30, 2015, the Company operated 4,523 stores in 43 states.

Forward-Looking Statements
The Company claims the protection of the safe-harbor for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by forward-looking words such as "estimate," "may," "could," "will," "believe," "expect," "would," "consider," "should," "anticipate," "project," "plan," "intend" or similar words. In addition, statements contained within this press release that are not historical facts are forward-looking statements, such as statements discussing, among other things, expected growth, store development, integration and expansion strategy, business strategies, future revenues and future performance. These forward-looking statements are based on estimates, projections, beliefs and assumptions and are not guarantees of future events and results. Such statements are subject to risks, uncertainties and assumptions, including, but not limited to, the economy in general, inflation, product demand, the market for auto parts, competition, weather, risks associated with the performance of acquired businesses, our ability to hire and retain qualified employees, consumer debt levels, our increased debt levels, credit ratings on public debt, governmental regulations, terrorist activities, war and the threat of war. Actual results may materially differ from anticipated results described or implied in these forward-looking statements. Please refer to the "Risk Factors" section of the annual report on Form 10-K for the year ended December 31, 2014, for additional factors that could materially affect the Company's financial performance. Forward-looking statements speak only as of the date they were made and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

For further information contact:	Investor & Media Contact
Mark Merz (417) 829-5878

O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	September 30, 2015	September 30, 2014	December 31, 2014
	(Unaudited)	(Unaudited)	(Note)
Assets
Current assets:
Cash and cash equivalents	$276,916	$298,283	$250,560
Accounts receivable, net	163,889	152,779	143,900
Amounts receivable from suppliers	76,861	67,073	69,311
Inventory	2,606,813	2,517,927	2,554,789
Other current assets	33,085	34,689	48,418
Total current assets	3,157,564	3,070,751	3,066,978

Property and equipment, at cost	4,275,349	3,895,165	3,993,509
Less: accumulated depreciation and amortization	1,470,199	1,294,053	1,334,949
Net property and equipment	2,805,150	2,601,112	2,658,560

Notes receivable, less current portion	14,265	14,283	13,349
Goodwill	757,093	756,335	756,384
Other assets, net	41,194	32,695	45,030
Total assets	$6,775,266	$6,475,176	$6,540,301

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$2,626,126	$2,409,054	$2,417,167
Self-insurance reserves	69,251	65,632	64,882
Accrued payroll	84,295	71,451	78,442
Accrued benefits and withholdings	65,010	58,602	62,946
Deferred income taxes	7,445	21,039	17,258
Income taxes payable	17,574	18,645	—
Other current liabilities	234,211	201,475	189,836
Current portion of long-term debt	—	44	25
Total current liabilities	3,103,912	2,845,942	2,830,556

Long-term debt, less current portion	1,396,995	1,396,488	1,396,615
Deferred income taxes	72,197	61,789	85,164
Other liabilities	200,076	194,551	209,548

Shareholders' equity:
Common stock, $0.01 par value:
Authorized shares – 245,000,000
Issued and outstanding shares –
98,714,308 as of September 30, 2015,
102,393,366 as of September 30, 2014, and
101,602,935 as of December 31, 2014	987	1,024	1,016
Additional paid-in capital	1,268,357	1,168,741	1,194,929
Retained earnings	732,742	806,641	822,473
Total shareholders' equity	2,002,086	1,976,406	2,018,418

Total liabilities and shareholders' equity	$6,775,266	$6,475,176	$6,540,301
Note: The balance sheet at December 31, 2014, has been derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by United States generally accepted accounting principles for complete financial statements.

O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2015	2014	2015	2014
Sales	$2,080,201	$1,876,872	$6,017,622	$5,451,903
Cost of goods sold, including warehouse and distribution expenses	990,947	908,671	2,882,618	2,655,109
Gross profit	1,089,254	968,201	3,135,004	2,796,794

Selling, general and administrative expenses	673,994	624,433	1,983,603	1,829,432
Operating income	415,260	343,768	1,151,401	967,362

Other income (expense):
Interest expense	(14,296)	(12,983)	(43,017)	(39,211)
Interest income	551	551	1,708	1,688
Other, net	(647)	982	648	2,237
Total other expense	(14,392)	(11,450)	(40,661)	(35,286)

Income before income taxes	400,868	332,318	1,110,740	932,076
Provision for income taxes	134,600	115,321	398,100	335,572
Net income	$266,268	$216,997	$712,640	$596,504

Earnings per share-basic:
Earnings per share	$2.68	$2.10	$7.09	$5.67
Weighted-average common shares outstanding – basic	99,270	103,498	100,468	105,146

Earnings per share-assuming dilution:
Earnings per share	$2.64	$2.06	$6.98	$5.58
Weighted-average common shares outstanding – assuming dilution	100,770	105,222	102,041	106,945

O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	For the Nine Months Ended September 30,
	2015	2014
Operating activities:
Net income	$712,640	$596,504
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property, equipment and intangibles	158,065	143,515
Amortization of debt discount and issuance costs	1,578	1,563
Excess tax benefit from share-based compensation	(50,759)	(32,296)
Deferred income taxes	(22,780)	(18,108)
Share-based compensation programs	16,656	17,424
Other	4,194	3,801
Changes in operating assets and liabilities:
Accounts receivable	(24,511)	(26,167)
Inventory	(52,024)	(142,880)
Accounts payable	208,959	352,533
Income taxes payable	85,428	51,043
Other	25,276	36,022
Net cash provided by operating activities	1,062,722	982,954

Investing activities:
Purchases of property and equipment	(296,474)	(317,157)
Proceeds from sale of property and equipment	2,197	2,304
Payments received on notes receivable	3,028	2,770
Net cash used in investing activities	(291,249)	(312,083)

Financing activities:
Principal payments on capital leases	(25)	(54)
Repurchases of common stock	(849,202)	(687,154)
Excess tax benefit from share-based compensation	50,759	32,296
Net proceeds from issuance of common stock	53,351	51,006
Net cash used in financing activities	(745,117)	(603,906)

Net increase in cash and cash equivalents	26,356	66,965
Cash and cash equivalents at beginning of the period	250,560	231,318
Cash and cash equivalents at end of the period	$276,916	$298,283

Supplemental disclosures of cash flow information:
Income taxes paid	$342,920	$308,029
Interest paid, net of capitalized interest	51,003	47,173

O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
SELECTED FINANCIAL INFORMATION
(Unaudited)

		For the Twelve Months Ended September 30,
Adjusted Debt to EBITDAR:		2015	2014
(In thousands, except adjusted debt to EBITDAR ratio)
GAAP debt		$1,396,995	$1,396,532
Add:	Letters of credit	45,924	47,782
	Discount on senior notes	3,005	3,512
	Six-times rent expense	1,626,480	1,560,060
Adjusted debt		$3,072,404	$3,007,886

GAAP net income		$894,318	$748,851
Add:	Interest expense	57,096	52,123
	Provision for income taxes	506,528	427,122
	Depreciation and amortization	208,755	190,624
	Share-based compensation expense	22,327	22,661
	Rent expense	271,080	260,010
EBITDAR		$1,960,104	$1,701,391

Adjusted debt to EBITDAR		1.57	1.77

	September 30,
	2015	2014
Selected Balance Sheet Ratios:
Inventory turnover (1)	1.5	1.4
Average inventory per store (in thousands) (2)	$576	$584
Accounts payable to inventory (3)	100.7%	95.7%
Return on equity (4)	44.0%	36.4%
Return on assets (5)	13.4%	11.8%

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2015	2014	2015	2014
Selected Financial Information (in thousands):
Capital expenditures	$109,943	$122,228	$296,474	$317,157
Free cash flow (6)	254,326	205,201	766,248	665,797
Depreciation and amortization	52,058	48,511	158,065	143,515
Interest expense	14,296	12,983	43,017	39,211
Rent expense	$68,063	$65,927	$204,075	$196,023

Store and Team Member Information:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,		For the Twelve Months Ended September 30,
	2015	2014	2015	2014	2015	2014
Beginning store count	4,465	4,257	4,366	4,166	4,311	4,135
New stores opened	59	57	160	150	217	182
Stores closed	(1)	(3)	(3)	(5)	(5)	(6)
Ending store count	4,523	4,311	4,523	4,311	4,523	4,311

	For the Three Months Ended September 30,		For the Twelve Months Ended September 30,
	2015	2014	2015	2014
Total employment	72,161	67,695
Square footage (in thousands)	32,779	31,165
Sales per weighted-average square foot (7)	$63.47	$60.16	$241.38	$230.26
Sales per weighted-average store (in thousands) (8)	$460	$435	$1,748	$1,663

(1)    Calculated as cost of goods sold for the last 12 months divided by average inventory. Average inventory is calculated as the average of inventory for the trailing four quarters used in determining the denominator.

(2) Calculated as inventory divided by store count at the end of the reported period.
(3) Calculated as accounts payable divided by inventory.
(4)    Calculated as net income for the last 12 months divided by average total shareholders' equity. Average total shareholders' equity is calculated as the average of total shareholders' equity for the trailing four quarters used in determining the denominator.

(5)    Calculated as net income for the last 12 months divided by average total assets. Average total assets is calculated as the average of total assets for the trailing four quarters used in determining the denominator.

(6) Calculated as net cash provided by operating activities less capital expenditures for the period.
(7)    Calculated as sales less jobber sales, divided by weighted-average square footage. Weighted-average square footage is determined by weighting store square footage based on the approximate dates of store openings, acquisitions, expansions or closings.

(8)    Calculated as sales less jobber sales, divided by weighted-average stores. Weighted-average stores is determined by weighting stores based on their approximate opening, acquisition or closing dates.